UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) August 16, 2006
PROCENTURY CORPORATION
(Exact Name of registrant as Specified in Charter)

Ohio	000-50641	31-1718622
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
465 Cleveland Avenue, Westerville, Ohio 43082
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 614-895-2000
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 16, 2006, the Compensation Committee of the Board of Directors of ProCentury Corporation (the “Company”) approved grants of 4,000 restricted common shares under the Company’s 2004 Stock Option and Award Plan (the “Option Plan”) to each of Erin E. West, the Company’s Chief Financial Officer and Treasurer, and Greg D. Ewald, Senior Vice President of Underwriting of Century Surety Company. The awards will be made effective as of September 1, 2006, in accordance with the Company’s policy of making equity awards effective on the first day of the calendar month following the date of approval.
     The shares are subject to a four-year vesting schedule in which 25% of the shares will vest on each anniversary of the date of grant if a target return on average equity percentage (“ROE”) for the two fiscal years preceding the vesting date has been achieved. In addition, the shares will fully vest upon termination of employment by reason of death, disability, retirement, resignation by the executive for good reason (in the case of Ms. West), discharge of the executive by the Company other than for cause or resignation of discharge for any reason other than for cause within twelve months following a change in control of the Company (in the case of Ms. West ). The Company will enter into restricted stock award agreements with Ms. West and Mr. Ewald setting forth the vesting and other terms of the award, the form of which will be filed as an exhibit to the Company’s Quarterly Report for the quarter ended September 30, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROCENTURY CORPORATION (Registrant)

Date: August 21, 2006	By:	/s/ Edward F. Feighan

Edward F. Feighan Chairman of the Board, President and Chief Executive Officer